EXHIBIT 10.2
EZCORP, INC.
EXECUTIVE SEVERANCE PAY PLAN
EZCORP, Inc. (the “Company”) hereby adopts the EZCORP, Inc. Executive Severance Pay Plan (the “Plan”) for eligible employees of the Company and its Affiliates, effective as of June 2, 2014 (the “Effective Date”). The Plan is intended to offer severance pay to eligible employees in the event of certain involuntary terminations of employment from the Company. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA (as defined below), is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.
This document constitutes both the formal Plan document and a summary of the Plan, called a summary plan description (“SPD”), and describes the provisions of the Plan that are in effect as of the Effective Date and thereafter. Each Participant (as defined below) should read this SPD carefully so that they will understand the Plan as it applies to them, and should keep this document in a safe place for future reference.
ARTICLE I
DEFINITIONS
As used herein, the following words and phrases have the respective meanings indicated below, unless the context clearly indicates otherwise.

1.1
Administrator — The Board of Directors or any committee thereof designated by the Board of Directors to administer the Plan. The Board of Directors has designated the Compensation Committee as the Administrator.

1.2	Affiliate — Any entity that controls, is controlled by or is under common control with the Company.

1.3
Annual Base Salary — With respect to any Participant, the annual base salary paid or payable to such Participant (including any base salary that is subject to deferral at the election of the Participant) by the Company or any of its Affiliates.

1.4
Annual Incentive Bonus — With respect to any Participant and Fiscal Year, the annual incentive bonus that was paid to such Participant (including any amount thereof that was deferred at the election of the Participant) pursuant to the ICP for such Fiscal Year.

1.5	Applicable Bonus — With respect to any Participant, the following:

(a)
If the Participant has received an Annual Incentive Bonus for each of the three Fiscal Years immediately preceding the Fiscal Year in which the Date of Termination occurs, then “Applicable Bonus” shall be the average Annual Incentive Bonus paid to such Participant for the three Fiscal Years immediately preceding the Fiscal Year in which the Date of Termination occurs;

(b)
If the Participant does not meet the requirements of subsection (a) of this Section but has received an Annual Incentive Bonus for each of the two Fiscal Years immediately preceding the Fiscal Year in which the Date of Termination occurs, then “Applicable Bonus” shall mean the average Annual Incentive Bonus paid to such Participant for the two Fiscal Years immediately preceding the Fiscal Year in which the Date of Termination occurs;

(c)
If the Participant does not meet the requirements of either subsection (a) or (b) of this Section but has received an Annual Incentive Bonus for the Fiscal Year immediately preceding the Fiscal Year in which the Date of Termination occurs, then “Applicable Bonus” shall mean the amount of the Annual Incentive Bonus paid to such Participant for the Fiscal Year immediately preceding the Fiscal Year in which the Date of Termination occurs; or

(d)
If the Participant does not meet the requirements of either subsection (a), (b) or (c) of this Section, then “Applicable Bonus” shall mean the amount of the Annual Incentive Bonus that such Participant would have been paid for the Fiscal Year in which the Date of Termination occurs had Participant remained employed by the Company or any of its Affiliates through the end of such Fiscal Year or, if later, the date of which Annual Incentive Bonuses for such Fiscal Year are paid (taking into account all applicable performance goals and objectives).

If the Annual Incentive Bonus paid to the Participant for any Fiscal Year was reduced or prorated because the Participant was not employed by the Company or any of its Affiliates for the full year, then such Annual Incentive Bonus shall be annualized for purposes of calculating the “Applicable Bonus” as described in this Section.

1.6
Benefits Continuation Period — With respect to any Participant, the period (not to exceed one year) designated as the “Benefits Continuation Period” for such Participant by the Administrator at the time such Participant qualifies as a Participant or at any time while the Participant remains a Participant and as documented on Appendix A.

1.7	Board of Directors — The Board of Directors of the Company.

1.8
Bonus Multiple — With respect to any Participant, the number or fraction designated as the “Bonus Multiple” for such Participant by the Administrator at the time such Participant qualifies as a Participant or at any time while the Participant remains a Participant and as documented on Appendix A.

1.9	Cause — With respect to any Participant:

(a)	The Participant’s willful failure to perform his or her duties (other than any such failure resulting from his or her Disability);

(b)	The Participant’s willful failure to comply with any valid and legal directive of the person or entity to whom the Participant reports;

(c)
The Participant’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony or any misdemeanor involving material acts of moral turpitude, embezzlement, theft or other similar act;

(d)	The Participant’s willful engagement in gross misconduct in the performance of the Participant’s duties;

(e)	The Participant’s willful and material violation of any policy of the Company or any of its Affiliates (including the Company’s Code of Conduct);

(f)	The Participant’s willful and material violation of the Protection of Sensitive Information, Nonsolicitation and Noncompetition Agreement between such Participant and the Company; or

(g)	The Participant’s failure to improve his work performance to an acceptable level after the Participant was previously warned in writing by the Company about poor performance.

1.10	COBRA — The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.11	Code — The Internal Revenue Code of 1986, as amended from time to time.

1.12	Company -—EZCORP, Inc., a Delaware corporation, and any successor thereto.

1.13	Compensation Committee — The Compensation Committee of the Board of Directors.

1.14	Date of Termination —

(a)
If the Participant’s Employment is terminated by the Company for Cause, the date of the Participant’s receipt of the Notice of Termination from the Company or such later date specified in the Notice of Termination;

(b)
If the Participant’s Employment is terminated by the Participant for Good Reason, the date of the Company’s receipt of the Notice of Termination from the Participant or such later date specified in the Notice of Termination;

(c)	If the Participant’s Employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Participant of such termination;

(d)	If the Participant resigns without Good Reason, the date on which the Participant notifies the Company of such termination; and

(e)
If the Participant’s Employment is terminated by reason of the Participant’s death or Disability, the date of death of the Participant or the 30th day after receipt of the Notice of Termination by the Participant, as the case may be.

Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

1.15
Disability — With respect to any Participant, a condition such that the Participant by reason of physical or mental disability becomes unable to perform his or her normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any twelve-month period.

1.16	Employment -—With respect to any Participant, such Participant’s full-time employment with the Company or any of its Affiliates.

1.17	ERISA — The Employee Retirement Income Security Act of 1974, as amended from time to time.

1.18	Fiscal Year — A fiscal year of the Company, consisting of a period of twelve consecutive calendar months commencing October 1 and ending the following September 30.

1.19
Good Reason -—With respect to any Participant, actions taken by the Company resulting in a material negative change in such Participant’s Employment, including any of the following actions taken without such Participant’s written consent:

(a)
Material diminution in Participant’s position, duties, responsibilities and status with the Company (other than in connection with any of the events or circumstances described in the definition of “Cause” in Section 1.9);

(b)
Material reduction in the Participant’s Annual Base Salary or total annual compensation opportunity (other than in connection with any of the events or circumstances described in the definition of “Cause” in Section 1.9);

(c)	Material change in geographic location at which Participant regularly performs his or her duties of Employment beyond a 50-mile radius; or

(d)	Any other action or inaction that constitutes a material breach by the Company of this Plan with respect to such Participant.

In order to invoke a termination of Employment for Good Reason, the Participant shall provide a Notice of Termination to the Company’s General Counsel within 90 days following the initial existence of any of the conditions described in clauses (a) through (d) above, which notice shall specify in reasonable detail the conditions constituting Good Reason. The Company shall have a period of 30 days following receipt of such Notice of Termination during which it may remedy the conditions cited in the Notice of Termination. In the event that the Company fails to remedy such conditions during such 30-day period, in order for the termination of Employment to constitute a termination for Good Reason, the Participant’s “separation from service” (within the meaning of Section 409A) must occur, if at all, on or before the second anniversary of the initial existence of any of the conditions constituting Good Reason. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (d) above shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination invoking a termination of Employment for Good Reason shall not affect the Participant’s estate’s entitlement to Severance Pay provided hereunder.

1.20	ICP — The EZCORP, Inc. Incentive Compensation Plan, pursuant to which Participants may earn annual incentive bonuses calculated as a multiple of Annual Base Salary.

1.21
Notice of Termination — A written notice of the termination of a Participant’s Employment (whether given by the Company or by the Participant) that (a) indicates the specific termination provision in this Plan relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Participant’s Employment under the provision so indicated. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.

1.22	Participant — An individual who qualifies as such pursuant to Article II.

1.23	Plan — The EZCORP, Inc. Executive Severance Pay Plan.

1.24	PPACA — The Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder.

1.25
Qualifying Termination — With respect to any Participant, the termination of such Participant’s Employment either (a) by the Company for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Affiliates or (b) by the Participant for Good Reason.

1.26
Salary Multiple -—With respect to any Participant, the number or fraction designated as the “Salary Multiple” for such Participant by the Administrator at the time such Participant qualifies as a Participant or at any time while the Participant remains a Participant and as documented on Appendix A.

1.27	Section 409A — Section 409A of the Code, and the rules and regulations issued thereunder.

1.28	Severance Pay — The benefits described in Article IV that are provided to Participants under this Plan.
ARTICLE II
ELIGIBLE EMPLOYEES

2.1
An employee of the Company becomes eligible to participate in the Plan as of the date the employee is specifically designated by the Administrator in writing as a participant in the Plan (a “Participant”). Appendix A of this Plan document, as it may be updated from time to time by the Administrator, shall at all times contain a current list of Participants along with their Salary Multiple, Bonus Multiple and Benefits Continuation Period. Notwithstanding the foregoing, if a Participant is eligible to receive severance benefits under another plan, agreement or arrangement maintained by the Company, the Participant shall only be entitled to receive severance benefits under this Plan or such other plan, agreement or arrangement, whichever provides the greatest cumulative benefit to the Participant. For the avoidance of doubt, in no event shall a Participant be entitled to receive a Severance Pay under this Plan that would be duplicative of any other severance benefits for which a Participant is eligible under another plan, agreement or arrangement.

2.2
The Administrator may remove a person as a Participant by providing written notice of removal to such person and updating Appendix A of this Plan document to remove such person from the list of Participants; provided, however, that no such removal shall be effective at such time as the Participant is entitled to payment of Severance Pay or any other amounts payable under the Plan. Notwithstanding any other provision hereof to the contrary, a Participant who is entitled to payment of Severance Pay or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Severance Pay and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE III
ELIGIBILITY FOR SEVERANCE PAY

3.1	A Participant becomes eligible to receive Severance Pay under the Plan upon a Qualifying Termination, provided that the Participant:

(a)	Performs all transition and other matters required of the Participant by the Company prior to his or her Qualifying Termination;

(b)	Returns to the Company any property of the Company which has come into the Participant’s possession; and

(c)
Timely returns (and does not thereafter revoke) a signed and dated original agreement and general release in a form acceptable to the Company, in its sole and absolute discretion (the “Release”), under which the Participant, among other things, releases and discharges the Company and its subsidiaries and affiliates from all claims and liabilities relating to his or her employment with the Company and the termination of his or her employment, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Family Medical and Leave Act, Equal Pay Act, ERISA, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1988, and the Older Workers Benefit Protection Act.

3.2
If the Participant dies before receiving a portion of his or her Severance Pay under the Plan, any remaining Severance Pay will be paid to the appointed administrator, executor or personal representative of the Participant’s estate no later than March 15th following the calendar year in which the Participant’s death occurs.

ARTICLE IV
AMOUNT OF SEVERANCE PAY

4.1
If the Participant satisfies the requirements of the Plan, including but not limited to the Participant’s completion and non-revocation of the Release, upon a Qualifying Termination, the Participant will be eligible to receive in a lump sum in cash within 10 days after the Date of Termination, the aggregate of the following amounts, which benefits shall be in addition to any other benefits to which the Participant is entitled other than by reason of the Plan:

(a)	An amount equal to the Salary Multiple times the Participant’s Annual Base Salary; and

(b)	An amount equal to the Bonus Multiple times the Participant’s Applicable Bonus.

Notwithstanding the foregoing, if the Participant’s Applicable Bonus is determined under Section 1.5(d), then the amount described in subsection (b) of this Section shall be paid in a lump sum in cash within 10 days after the date of determination of the amount of such Applicable Bonus.

4.2
If the Participant’s employment is terminated under circumstances that entitle the Participant to Severance Pay under Section 4.1, the Company shall provide the Participant and the Participant’s eligible dependents with continued health care, dental and life insurance benefits under the Company’s health care, dental and life insurance benefits programs for the Benefits Continuation Period, which benefits shall be no less than those provided to the Participant and the Participant’s eligible dependents at the time of the Date of Termination; provided, however, that the Participant must comply with all terms and conditions of the applicable plans, including paying the necessary employee contributions; and provided further, however, that, if the Participant becomes reemployed with another employer and becomes eligible to receive health care, dental or life insurance benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Benefit continuation will be provided concurrently with any benefits required under COBRA. The difference between the cost for such benefits under COBRA and the amount of the necessary contributions that the Participant is required to pay for such coverage as provided above will be paid by the Company and considered imputed income to the Participant. The Participant is responsible for the payment of income tax due as a result of such imputed income. Notwithstanding the foregoing, if the Company’s providing benefit continuation hereunder would violate the nondiscrimination rules applicable to non-grandfathered plans or would result in imposition of penalties under PPACA, the Company may reform this Section 4.2 in a manner as is necessary to comply with PPACA.

ARTICLE V
EXCISE TAXES
Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Plan, together with any other payments and benefits which such Participant has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Plan shall be either:

(a)
Reduced (but not below zero) so that the present value of such total amounts and benefits received by such Participant from the Company and its Affiliates will be one dollar ($1.00) less than three times such Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or

(b)	Paid in full,

whichever produces the better net after-tax position to such Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or its Affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times such Participant’s base amount, then such Participant shall be required to immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Article V shall require the Company to be responsible for, or have any liability or obligation with respect to, such Participant’s excise tax liabilities under Section 4999 of the Code.
ARTICLE VI
PLAN ADMINISTRATION

6.1
The Plan is administered by the Administrator. The Administrator has sole discretion and authority to interpret and make determinations and decisions with respect to the Plan, including the authority to interpret its provisions and construe all of its terms, to authorize the payment of benefits, to establish and enforce such rules and regulations as it shall deem proper for the efficient administration of the Plan, to determine eligibility for benefits under the Plan and to determine the entitlement to and amount of Severance Pay which shall be payable to any person in accordance with the provisions of the Plan. The decision of the Administrator based on the Plan and documents presented to it shall be final, conclusive and binding on all persons.

6.2
The Administrator may delegate any or all of its authority and responsibilities with respect to the Plan, on such terms and conditions as it considers appropriate, to the Chief Executive Officer of the Company; provided, however, that all determinations and decisions regarding the Plan and Severance Pay with respect to the Executive Officers may not be delegated and shall be made by the Compensation Committee. All references to “Administrator” herein shall include those persons to whom the Administrator has properly delegated authority and responsibility.

6.3
The Administrator is authorized, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.

6.4	The Administrator shall utilize the records of the Company with respect to a Participant’s service with the Company, employment history, monthly Salary, absences, illnesses and all other relevant matters and such records shall be conclusive for all purposes under the Plan.
ARTICLE VII
CLAIMS PROCEDURES

7.1
Initial Claims — In order to file a claim to receive benefits under the Plan, the Participant or his or her authorized representative must submit a written claim for benefits to the Plan within 60 days after the Participant’s termination of employment. Claims should be addressed and sent to the Administrator. If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(a)	The specific reason or reasons for the denial of the Participant’s claim;

(b)	References to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c)
A description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)
A description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

7.2
Appeal of Denied Claims — If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(a)
Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b)	The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(c)
The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(d)
The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

7.3
Administrator’s Response to Appeal — The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances that require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(a)	The specific reason or reasons for the denial of the Participant’s claim;

(b)	Reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c)
A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(d)	A statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
ARTICLE VIII
YOUR RIGHTS UNDER ERISA

8.1	As a Participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

(a)
Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Employee Benefits Security Administration;

(b)
Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may impose a reasonable charge for the copies; and

(c)	Receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each Participant with a copy of this summary annual report.

8.2
In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit under the Plan or exercising your rights under ERISA.

8.3
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive it within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Administrator at: Administrator, EZCORP, Inc., 1901 Capital Parkway, Austin, Texas 78746 or (512) 314-3400. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
ARTICLE IX
MISCELLANEOUS

9.1	Taxes — The Company shall have authority to withhold or cause to have withheld applicable income and payroll taxes from any payments made under the Plan to the extent required by law.

9.2
Limitation on Rights Conferred Under Plan — The Plan shall not be deemed to constitute a contract of employment or impose on the Company any obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of the Company, nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his or her employment with the Company.

9.3
Unfunded Obligation — The Plan is an unfunded employee welfare benefit plan as defined in Section 3(1) of ERISA. Severance Pay provided for under the Plan shall be paid from the general assets of the Company if and when such Severance Pay is owed. No Participant, employee of the Company or any other person shall have any rights to or interest in any specific assets or accounts of the Company or any of its affiliates by reason of the Plan.

9.4
Amendment and Termination — Subject to Section 2.2 above, the Company reserves the right, in its sole and absolute discretion, to amend, modify or terminate the Plan, in whole or in part, at any time or for any reason.

9.5
Severability — Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

9.6
Assignment - The rights of a Participant under the Plan are personal. No interest of a Participant under the Plan may be assigned, transferred, seized by legal process or subjected to the claims of creditors in any way. A Participant’s rights under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.

9.7	Governing Law - The Plan shall be construed according to the laws of Delaware, without reference to principles of conflict of law, except as preempted by ERISA or other applicable federal law.

9.8
Clawback - Notwithstanding any provisions in the Plan to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder, or any policy adopted by the Company pursuant to any such law (whether in existence as of the Effective Date or later adopted).

9.9	Application of Section 409A -—

(a)
General - The Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of Section 409A. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b)
In-Kind Benefits and Reimbursements — Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in the Plan), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except, if such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such medical benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Participant as described in Treasury Regulation Section 1.409A-3(i)(iv)(B), (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, provided that the Participant shall have submitted an invoice for such fees and expenses at least ten days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)
Delay of Payments — Notwithstanding any other provision of this Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Participant under this Plan during the six-month period following the Participant’s separation from service (as determined in accordance with Section 409A) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first business day after the date that is six months following the Participant’s separation from service. No interest will be paid by the Company with respect to any such delayed payments. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of the Participant’s estate on the first to occur of the date specified above or 30 days after the date of the Participant’s death.

ARTICLE X
ADDITIONAL INFORMATION

Plan Name	EZCORP, Inc. Executive Severance Pay Plan

Fiscal Year of Plan	October 1 through September 30

Type of Plan	Welfare Plan

Plan Sponsor	EZCORP, Inc.
1901 Capital Parkway
Austin, Texas 78746

Phone: (512) 314-3400

Employer I.D. Number: 74-2540145

Plan Administrator	EZCORP, Inc.
1901 Capital Parkway
Austin, Texas 78746

Phone: (512) 314-3400

Agent for Service of Legal Process	The Plan Administrator, at the address specified above.

[SIGNATURE PAGE FOLLOWS]

This Executive Severance Pay Plan is hereby adopted as of the Effective Date set forth above.
EZCORP, INC.

By:     /s/ Thomas H. Welch, Jr.
Name:    Thomas H. Welch, Jr.
Title:    Senior Vice President,
General Counsel and Secretary